Exhibit 99.1

CONTACT INFORMATION: INVESTORS and MEDIA: Julie Tracy Sr. Vice President, Chief Communications Officer ev3 Inc. (949) 680-1375 jtracy@ev3.net ev3 Inc. Announces Preliminary Fourth Quarter 2007 Net Sales
Results and Revised 2008 Guidance
PLYMOUTH, Minn. – January 7, 2008 – ev3 Inc. (NASDAQ: EVVV), a global endovascular device company, today announced preliminary net sales of approximately $92.2 million for the fourth quarter of 2007, a 60% increase over net sales of $57.7 million in the comparable quarter of 2006. The company’s guidance for fourth quarter 2007 net sales was $108 million or greater. As a result of fourth quarter performance, ev3 has also revised its 2008 net sales guidance to $500 million or greater and revised 2008 earnings guidance as described below in “Outlook.”
Jim Corbett, Chairman, President and CEO, commented, “We remain very confident in the strategic and financial rationale for the merger between ev3 and FoxHollow, however the results of our first quarter of combined operations were below our expectations. A number of factors contributed to these results including greater than anticipated challenges combining and integrating the sales force. In addition, we believe that higher than expected customer inventory levels on certain products significantly restrained our fourth quarter sales. We expect the sales force integration challenges and the elevated inventory levels will likely affect our net sales into the second half of 2008, which is reflected in our revised guidance.”
Sales Review
Peripheral vascular segment net sales in the fourth quarter of 2007 increased 70% to $57.9 million versus $34.0 million in the fourth quarter of 2006 primarily as a result of the merger with FoxHollow and to a lesser extent, increased market penetration of the EverFlex stent. Fourth quarter 2007 net sales included $20.9 million of FoxHollow product sales from the date of merger, however, FoxHollow sales of approximately $3.9 million for the first four days of the quarter prior to the completion of the merger are not included. Stent product sales increased 13% to $20.9 million from $18.5 million. Thrombectomy and embolic protection product sales decreased slightly to $6.0 million from $6.2 million, while sales of procedural support and other peripheral vascular products increased 8% to $10.1 million from $9.3 million.
In the fourth quarter of 2007, ev3’s neurovascular segment net sales increased 20% to $28.3 million versus $23.7 million in the fourth quarter of 2006.  Within the neurovascular business segment, sales of embolic products increased 29% to $15.5 million from $12.0 million, and sales of neurovascular access and delivery products were up 10% to $12.8 million from $11.7 million.

The primary growth drivers for the neurovascular segment were the continued market penetration of both the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (AVMs) and the Axium coil.
Research collaboration revenue resulting from our agreement with Merck & Co., Inc. was $6.0 million.
On a geographic basis, when compared to the fourth quarter of 2006, ev3’s fourth quarter of 2007 U.S. net sales increased 86% to $64.2 million, while fourth quarter of 2007 international net sales increased 22% to $28.0 million, over the prior-year quarter. ev3’s fourth quarter of 2007 U.S. net sales increase was primarily due to the merger with FoxHollow. Changes in foreign currency exchange rates had a positive impact of approximately $2.2 million on fourth quarter of 2007 net sales compared to the fourth quarter of the prior year.
For the year ended December 31, 2007, ev3’s net sales increased 40% to $284.2 million versus $202.4 million for the year ended December 31, 2006. Net sales for fiscal 2007 included $26.9 million of FoxHollow product sales and research collaboration revenue from the date of merger. Annual sales growth in 2007 reflected net sales growth in each of ev3’s reportable business segments and geographic markets.
Jim Corbett continued, “We have already taken a number of actions in response to our fourth quarter challenges in our U.S. Peripheral Vascular sales organization including eliminating a layer of management and optimizing the sales organization to approximately 150 direct sales professionals. Based on all actions taken to date, we estimate that we will generate approximately $70 million in expense savings in 2008 related to the merger with FoxHollow. As our guidance indicates, we remain absolutely committed to our goal of being profitable in the first quarter of 2008 as well as for the full year of 2008.”
Jim Corbett commented further, “The merger of ev3 and FoxHollow has created a leader in the market for endovascular devices to treat peripheral vascular disease. By providing us with a new platform for growth in the treatment of peripheral vascular disease, this merger is a key element in executing our strategy and advancing our mission of giving life to endovascular excellence. We have the largest sales force and believe we have the broadest, most innovative product line in this market, and we are committed to leverage these strengths to overcome current challenges and deliver profitable growth for our shareholders.”
Outlook
ev3’s earnings guidance for the full year and the first quarter of 2008 excludes the after-tax impact of recording non-cash stock-based compensation, amortization expense and one-time transaction and integration-related expenses.
ev3 has updated its expected fiscal year 2008 net sales guidance to $500 million or greater from its previous net sales guidance of $570 million or greater and expects earnings per share, as adjusted to be $0.50 or greater per diluted share. The company expects first quarter of 2008 net sales to be $107 million or greater and earnings per share, as adjusted of $0.08 or greater per diluted share.

For fiscal year 2008, the company anticipates sales, general and administrative expense and research and development expense excluding non-cash stock-based compensation to be approximately 42% and 12% of net sales, respectively. As noted above, the company’s 2008 earnings guidance excludes the impact of non-cash stock-based compensation expense of approximately $19.5 million on a pre-tax basis, or $0.10 per diluted share on a tax-effected basis, and also excludes amortization expense of approximately $33 million on a pre-tax basis, or $0.18 per diluted share on a tax-effected basis. While the substantial majority of the company’s U.S. income tax payment obligations will be offset for the foreseeable future by its significant net operating loss carryforwards, the application of financial accounting principles is expected to result in an effective income tax rate of approximately 41%.
The company has also updated its guidance for expected total one-time transaction and integration-related cash payments in connection with the FoxHollow merger to approximately $64 million to $67 million from $73 million. While a significant portion of the cash payments will be accounted for under purchase accounting, ev3 continues to expect the impact on earnings from these one-time expenses to be approximately $8 million to $10 million in the fourth quarter of 2007 and $1 million to $3 million in fiscal year 2008. The company also expects to report in the fourth quarter of 2007 approximately $73 million of acquired in-process research and development charges in conjunction with the FoxHollow merger and expects to have a negative gross margin impact of approximately two percentage points from the write-up of the FoxHollow inventory due to purchase accounting requirements.
ev3 will provide full financial results for its fiscal fourth quarter and fiscal year 2007 in mid-February, after which time the company will hold its quarterly conference call to discuss its financial results and guidance.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), ev3 uses certain non-GAAP financial measures. In this release, ev3 uses the non-GAAP financial measures, “adjusted earnings per share.” ev3 uses non-GAAP financial measures as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by non-recurring, unusual or infrequent charges not related to ev3’s regular, ongoing business, variations in capital structure, tax positions, depreciation, non-cash charges and certain large and unpredictable charges. ev3 also believes that the presentation of certain non-GAAP financial measures provide useful information to investors in evaluating the company’s operations, period over period. Non-GAAP measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under GAAP. When analyzing ev3’s operating performance, investors should not consider ev3’s adjusted earnings per share as a substitute for ev3’s net income (loss) per share prepared in accordance with GAAP.  In addition, investors should note that any non-GAAP financial measures used by ev3 may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever ev3 uses historical non-GAAP financial measures, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. ev3, however, does not provide forward-looking guidance for certain financial data, such as net income (loss), net income (loss) per common share and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data.

About ev3 Inc.
Since its founding in 2000, ev3 has been dedicated to improving the lives of patients with vascular disease through the development of innovative endovascular therapies. ev3 is a global leader and single, best-in-class technology provider for specialists treating a wide range of peripheral vascular and neurovascular diseases and disorders. The company offers the most comprehensive portfolio of treatment options available, including the primary interventional technologies used today – percutaneous transluminal angioplasty balloons, stents, plaque excision systems and embolic protection. More information about the company and its products can be found at www.ev3.net.
ev3, the ev3 logo, Axium, FoxHollow and SilverHawk are trademarks of ev3 Inc., registered in the U.S. and other countries. All trademarks and trade names referred to in this press release are the property of their respective owners.
Forward-Looking Statements
Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about ev3’s future financial and operating results, its effective tax rate for 2008, planned restructuring and integration activities and the timing thereof, anticipated synergies as a result of the merger with FoxHollow and the timing thereof, expectations regarding the resolution of certain sales force issues, the effect of elevated field inventory levels of certain products on ev3’s financial results, and other statements identified by words such as “expect,” “anticipate,” “estimate,” “will,” “would,” “outlook,” “guidance,” or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of ev3’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: the businesses of ev3 and FoxHollow not being integrated successfully, or such integration taking longer or being more difficult, time-consuming or costly to accomplish than expected; the failure to realize revenue synergies and cost-savings from ev3’s merger with FoxHollow or delay in realization thereof; the failure to enter into settlement agreements with The Regents of the University of California and Boston Scientific Corporation on anticipated terms or at all; the effect of elevated field inventory levels of certain products; the impact of competitive products and pricing; changes in the regulatory environment; availability of third party reimbursement; potential margin pressure resulting from volume selling, as well as potential adverse effects on future product demand resulting from volume purchases; delays in regulatory approvals and the introduction of new products; and success of clinical testing. More detailed information on these and additional factors which could affect ev3’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, ev3 undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ev3 Inc.
SELECTED NET SALES INFORMATION
(Dollars in thousands, except per share amounts)
(unaudited)
NET SALES BY SEGMENT

	For the Three Months Ended			For the Years Ended
	December 31,	December 31,		December 31,	December 31,
	2007	2006	% change	2007	2006	% change
Peripheral Vascular
Atherectomy	$20,884	$—	100%	$20,884	$—	100%
Stents	20,971	18,501	13%	86,035	64,092	34%
Thrombectomy and embolic protection	5,969	6,177	-3%	25,998	21,606	20%
Procedural support and other	10,116	9,344	8%	40,858	35,406	15%

Total peripheral vascular	57,940	34,022	70%	173,775	121,104	43%

Neurovascular
Embolic products	15,552	12,026	29%	56,003	38,998	44%
Neuro access and delivery products	12,779	11,627	10%	48,448	42,336	14%

Total neurovascular	28,331	23,653	20%	104,451	81,334	28%

Research collaboration	5,957	—	100%	5,957	—	100%

Total company	$92,228	$57,675	60%	$284,183	$202,438	40%

NET SALES BY GEOGRAPHY

	For the Three Months Ended			For the Years Ended
	December 31,	December 31,		December 31,	December 31,
	2007	2006	% change	2007	2006	% change
United States	$64,170	$34,590	86%	$177,198	$121,180	46%
International	28,058	23,085	22%	106,985	81,258	32%

Total net sales	$92,228	$57,675	60%	$284,183	$202,438	40%

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